                                                                      EXHIBIT 1


                          [DANNER COMPANY LETTERHEAD]

                                 April 17, 1997


VIA UNITED PARCEL SERVICE
Board of Directors
Shoney's, Inc.
1727 Elm Hill Pike
Nashville, Tennessee 37210

Ladies and Gentlemen:

         Attached is a copy of my letter to Shoney's, Inc. that was delivered to Shoney's on March 26, 1997. As you can see, I asked for a very small set of records. As you may not know, however, Mr. Lynn refused to let me see the documents.

         I cannot tell you how disappointed this makes me. It is beyond my understanding how Shoney's can turn its back on me, its co-founder and largest single shareholder, in such a cold and indifferent way.

         It is even more incredible when I stop to think that the laws in Tennessee require Shoney's to let me examine and copy the exact records that I requested.

         For years I have simply stepped back and let you all treat me in a contemptible way. Those days are now gone!

         Immediately, I am asking that the Board advise me if the Shoney's intends to obey the law by turning over the records or to continue to ignore the law. I want to believe that the non-management Directors of Shoney's, most of whom I know and respect, didn't realize this and that they will order management to honor my request.

         For your information, I am enclosing a copy of the statute that requires Shoney's to produce the requested records. My attorneys have advised me that a court filing is in order if the documents are not produced, and that the court will hold an immediate hearing. Suing Shoney's, for me, would be like suing my child. However, I am now ready, willing and able to do so.


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[Exhibit 1, cont'd]

         I hope for once that you can persuade management to do the right thing. I hope for once that you can persuade management not to talk about what it wants to think your legal obligations to Ray Danner are. I hope for once that you can persuade management to focus on your moral obligation to someone who spent half his life building Shoney's.

         For the life of me, I don't know what management is so afraid that I'll find out. Perhaps they are afraid that I'll find out the truth. But, with the stock price at all time lows it is difficult to deny that the stock market has already found out the truth: so please direct management to give me the records to that I can find out the truth as well.

                                   Sincerely,

                                   /s/Raymond L. Danner

                                   Raymond L. Danner



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[Exhibit 1, cont'd]
                          [DANNER COMPANY LETTERHEAD]


                                 March 26, 1997

VIA HAND-DELIVERY
Shoney's, Inc.
1727 Elm Hill Pike
Nashville, Tennessee 37219

Attn: C. Stephen Lynn, President

Dear Mr. Lynn:

         Please accept this letter as my request that Shoney's, Inc. (the "Company"), make available to me (and/or my agent(s)) at 10:00 o'clock a.m. on Thursday, April 3, 1997, certain information relating to the Company. This information is requested in good faith and for a proper purpose. The information requested herein will be used by me to communicate with other Shareholders of the Company regarding the Company's revenues and expenses, the performance of management, and the performance of the Board of Directors, and expenditures incurred by the Company in designing, implementing, submitting to Shareholders, and amending stock option plans and other benefit plans. Specifically, I hereby request that you make available for my inspection and copying the following information:

         1. A complete record of the Shareholders of the Company, including all of the information specified in T.C.A.
                  Section 48-26-101(c);

         2. A complete and accurate record of the votes present and how the votes were cast at the 1997 Annual Meeting of the Company's Shareholders;

         3. Copies of (or excerpts from) the minutes of the meetings of the Board of Directors concerning stock option and other benefit plans, together with any other related documentation such as memoranda, letters, reports, contracts, and so forth;

         4. Copies of (or excerpts from) minutes of the meetings of any committees or other representatives of the Board of Directors concerning stock option and other benefit plans, together with any other related documentation such as memoranda, letters, reports, contracts, and so forth;

Mr. C. Stephen Lynn
President
March 26, 1997
-10-

[Exhibit 1, cont'd]

         5. Accounting records of the Company relating to expenditures incurred by the Company in designing, implementing, submitting to Shareholders, and amending stock option and other benefit plans.


         These records are directly connected to my purpose of communicating with other Shareholders about the matters described above in that I anticipate that the data contained in them will be referred to in or form the basis for my communications. Unless I hear otherwise from the Company, I and/or my agent(s) will be present at the Company's main office (at the address set forth above) at 10:00 o'clock a.m. on April 3, 1997, to inspect and/or copy the records specified herein. I thank you in advance for your assistance in this matter and I hope that it will not be too inconvenient for me to visit with you on that date.

                                     Sincerely,


                                     /s/ Raymond L. Danner

                                     Raymond L. Danner



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          [Exhibit 1, cont'd]



             48-26-102. INSPECTION OF RECORDS BY SHAREHOLDERS.


         (a) A shareholder of a corporation is entitled to inspect and copy, during regular business hours at the corporation's principal office, any of the records of the corporation described in section 48-26-101(c), if the shareholder gives the corporation written notice of the shareholder's demand at least five(5) business days before the date on which the shareholder wishes to inspect and copy.

         (b) A shareholder of a corporation is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, any of the following records of the corporation, if the shareholder meets the requirements of subsection (c) and gives the corporation written notice of the shareholder's demand at least five (5) business days before the date on which the shareholder wishes to inspect and copy:


     (1) Excerpts from minutes of any meeting of the bo rd of directors, records of any action of a committee of the board of directors while acting in place of the board of directors on behalf of the corporation, minutes of any meeting of the shareholders, and records of action taken by the shareholders or board of directors without a meeting, to the extent not subject to inspection under subsection (a);


     (2) Accounting records of the corporation; and


     (3) The record of shareholders.


     (c) A shareholder may inspect and copy the records described in subsection (b) only if:

     (I) The shareholder's demand is made in good faith and for a proper purpose;


     (2) The shareholder describes with reasonable particularity the shareholder's purpose and the records the shareholder desires to inspect; and

     (3) The records are directly connected with the shareholder's purpose.

     (d) The right of inspection granted by this section may not be abolished or limited by a corporation's charter or bylaws.


     (e) This section does not affect:

     (1) The right of a shareholder to inspect records under Section 48-17-201 or, if the shareholder is in litigation with the corporation, to the same extent as any other litigant;

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     [Exhibit 1, cont'd]



     (2) The power of a court, independently of chapters 11-27 of this title, to compel the production of corporate records for examination.

[Acts 1986, ch. 887, Section 16.02.]



     48-26-104. COURT-ORDERED INSPECTION.

     (a) If a corporation does not allow a shareholder who complies ith ss. 48-26-102(a) to inspect and copy any records required by that subsection to be available for inspection, a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located may summarily order inspection and copying of the records demanded at the corporation's expense upon application of the shareholder.

     (b) If a corporation does not within a reasonable time allow a shareholde to inspect and copy any other record, the shareholder who complies with 48-26-102(b) and (c) may apply to the court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located for an order to permit inspection and copying of the records demanded. The court shall dispose of an application under this subsection on an expedited basis.

     (c) If the court orders inspection and copying of the records demanded, it shall also order the corporation to pay the shareholder's costs (including reasonable counsel fees) incurred to obtain the order if the shareholder proves that the corporation refused inspection without a reasonable basis for doubt about the right of the shareholder to inspect the records demanded.

     (d) If the court orders inspection and copying of the records demanded, it may impose reasonable restrictions on the use or distribution of the r cords by the demanding shareholder.
[Acts 1986, ch. 887, Section 16.04.]